                                     Exhibit 99.3

                    1992 Employee Stock Purchase Plan, as amended

                            BIOMAGNETIC TECHNOLOGIES, INC.

                          1992 EMPLOYEE STOCK PURCHASE PLAN

                          AS AMENDED THROUGH MARCH 31, 1996


     I.   PURPOSE

          The Biomagnetic Technologies, Inc. 1992 Employee Stock Purchase Plan (the "Plan") is intended to provide eligible employees of the Company and one or more of its Corporate Affiliates with the opportunity to acquire a proprietary interest in the Company through participation in a plan designed to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code (the "Code").

     II.  DEFINITIONS

          For purposes of administration of the Plan, the following terms shall have the meanings indicated:

          BASE SALARY means (i) the regular base earnings paid to an Eligible Employee by one or more Participating Companies during such individual's period of participation in the Plan, plus (ii) all overtime payments and any salary deferral contributions made by such individual to any Code Section 401(k) Plan now or hereafter maintained by the Company during such period. There shall be excluded from the calculation of Base Salary (I) bonuses, commissions, profit-sharing distributions and other incentive-type payments and (II) all contributions (other than Code Section 401(k) contributions) made by the Company or any Corporate Affiliate on such individual's behalf under any employee benefit or welfare plan now or hereafter established.

          BENEFICIARY means the person designated by the Participant to exercise the Participant's rights under the Plan in the event of his or her death. Each individual shall, at the time he or she becomes a Participant, designate a Beneficiary on the form prescribed for that purpose by the Plan Administrator. Such designation shall become effective when filed with the Plan Administrator and may be changed from time to time by the Participant by filing a new Beneficiary designation form with the Plan Administrator.

          BOARD means the Company's Board of Directors.

          COMPANY means Biomagnetic Technologies, Inc., a California corporation, and any corporate successor to all or substantially all of the assets or voting stock of Biomagnetic Technologies, Inc. which shall by appropriate action adopt the Plan.

          CORPORATE AFFILIATE means any company which is either the parent corporation or a subsidiary corporation of the Company (as determined in accordance with Section 424 of the Code), including any parent or subsidiary corporation which becomes such after the Effective Date.

          EFFECTIVE DATE means January 1, 1992. However, any Corporate Affiliate which becomes a Participating Company in the Plan after January 1, 1992 shall designate a subsequent Effective Date with respect to its employee-Participants.

          ELIGIBLE EMPLOYEE means any person who is regularly engaged, for a period of more than 5 hours per week and more than 3 consecutive months per calendar year, in the rendition of personal services to the Company or any other Participating Company for earnings considered wages under Section 3121(a) of the Code.

          PARTICIPANT means any Eligible Employee of a Participating Company who (i) has satisfied the service requirement set forth in Article V and (ii) is actively participating in the Plan.

          PARTICIPATING COMPANY means the Company and such Corporate Affiliate or Affiliates as may be authorized from time to time by the Board to extend the benefits of the Plan to their Eligible Employees. The Participating Companies in the Plan, as of January 1, 1992, are listed in attached Schedule A.

          STOCK means shares of the common stock of the Company.

 III.     ADMINISTRATION

          A.   The Plan shall be administered by a committee (the
"Committee") of two or more Board members appointed by the Board. Members of the Committee shall serve for such period of time as the Board may determine and shall be subject to removal by the Board at any time.

          B. The Committee as Plan Administrator shall have full authority to administer the Plan, including authority to interpret and construe any provision of the Plan and to adopt such rules and regulations for administering the Plan as it may deem necessary in order to comply with the requirements of Section 423 of the Internal Revenue Code. Decisions of the Plan Administrator shall be final and binding on all parties who have an interest in the Plan.

  IV.     PURCHASE PERIODS

          A. Stock shall be offered for purchase under the Plan through a series of successive purchase periods until such time as (i) the maximum number of shares of Stock available for issuance under the Plan shall have been issued pursuant to purchase rights granted under the Plan or (ii) the Plan shall have been sooner terminated in accordance with Article IX.

          B. Under no circumstances shall any purchase rights granted under the Plan be exercised, nor shall any shares of Stock be issued hereunder, until such time as (i) the Plan shall have been approved by the Company's shareholders and (ii) the Company shall have complied with all applicable requirements of the Securities Act of 1933 (as amended), all applicable listing requirements of the primary securities exchange or (if applicable) the NASDAQ National Market System on which the Stock is traded and all other applicable requirements established by law or regulation.

          C. The Plan shall be implemented in a series of purchase periods, each to be of such duration (not to exceed twenty-seven (27) months per purchase period) as the Plan Administrator shall determine prior to commencement of the purchase period. The initial purchase period shall of be twenty-seven (27) months duration and shall begin on January 1, 1992 and end on March 31, 1994.

          D. Each individual who participates in the Plan for a particular purchase period shall be granted a separate purchase right for that purchase period. Such purchase right shall be granted on the applicable date specified below:

             (i) For an Eligible Employee who completes the minimum service requirement of Article V prior to the first day of the purchase period, the purchase right shall be granted to such individual on the first day of such purchase period, provided he/she has enrolled in the Plan for such purchase period in accordance with Article V.

            (ii) For an Eligible Employee who first completes the minimum service requirement of Article V after the first day of the purchase period, the purchase right shall be granted to such individual on the first day of the first calendar quarter within such purchase period as of which he/she has satisfied the applicable service requirement, provided he/she has enrolled in the Plan for such purchase period. If such individual does not enroll in the Plan prior to the first day of such calendar quarter, then he/she will not be eligible to participate in the Plan for that purchase period and will not be granted any purchase right for that purchase period.

          E. The purchase right shall automatically be exercised on the last business day of the purchase period or (if earlier) on the date the purchase right terminates in accordance with the change in ownership provisions of Article VII of the Plan.

          F. The acquisition of Stock through participation in the Plan for any purchase period shall neither limit nor require the acquisition of Stock by the Participant in any subsequent purchase period.

   V.     ELIGIBILITY AND PARTICIPATION

          A. Each Eligible Employee shall become eligible to participate in a particular purchase period under the Plan on the applicable eligibility date (the "Eligibility Date") specified below:

             (i) the first day of such purchase period, provided such individual has completed at least ninety (90) days of continuous service with the Company or any Corporate Affiliate prior to such Eligibility Date, or

            (ii) the first day of the first calendar quarter within such purchase period following such individual's completion of ninety (90) days of continuous service with the Company or any Corporate Affiliate.

          An Eligible Employee may not participate in the Plan for a particular purchase period unless such individual enrolls in the Plan on or before the applicable Eligibility Date for that purchase period.

          B. In order to participate in the Plan for a particular purchase period, an Eligible Employee must complete the enrollment forms prescribed by the Plan Administrator (including a purchase agreement and a payroll deduction authorization) and file such forms with the Plan Administrator (or its designate) during the applicable enrollment period ending with such individual's Eligibility Date for that purchase period.

          C. The payroll deduction authorized by a Participant for purposes of acquiring Stock under the Plan may be any multiple of 1% of the Base Salary paid to the Participant during the purchase period, up to a maximum of 15%. The deduction rate so authorized shall continue in effect for the entire purchase period, unless the Participant shall, prior to the commencement of any calendar quarter, designate a different rate by filing the appropriate form with the Plan Administrator (or its designate). The new rate shall become effective as of the first day of the calendar quarter following the filing of such form. Payroll deductions shall, however, automatically cease upon the termination of the Participant's purchase right in accordance with the applicable provisions of Article VII.

   VI.    STOCK SUBJECT TO PLAN

          A. The Stock purchasable by Participants under the Plan shall, solely in the Board's discretion, be made available from either authorized but unissued shares of Stock or from reacquired shares of Stock, including shares purchased on the open market. The total number of shares which may be issued under the Plan shall not exceed 750,000 shares, subject to periodic adjustment under paragraph B. below.

          B. In the event any change is made to the Stock purchasable under the Plan by reason of any stock dividend, stock split, combination of shares, recapitalization or other change affecting the outstanding Common Stock of the Company as a class without receipt of consideration, appropriate adjustments shall be made by the Plan Administrator to (i) the class and maximum number of shares issuable over the term of the Plan, (ii) the class and maximum number of shares purchasable per Participant under any one purchase right, and (iii) the class and number of shares and the price per share of the Stock subject to each purchase right at the time outstanding under the Plan.

  VII.    PURCHASE RIGHTS

          Each Eligible Employee who participates in the Plan for a particular purchase period shall have the right to purchase Stock upon the terms and conditions set forth below and shall execute a purchase agreement embodying such terms and conditions and such other provisions (not inconsistent with the Plan) as the Plan Administrator may deem advisable.

          PURCHASE PRICE. The purchase price per share shall be the LESSER of (i) 85% of the fair market value per share of Stock on the date on which the purchase right is granted or (ii) 85% of the fair market value per share of Stock on the date the purchase right is exercised. For purposes of determining such fair market value (and for all other valuation purposes under the Plan), the fair market value per share of Stock on any relevant date shall be the closing selling price per share of the Stock on such date, as reported on the NASDAQ National Market System. If the Stock is subsequently traded on one or more securities exchanges, then the fair market value of the Stock shall be the closing selling price on the date in question, as officially quoted on the principal exchange on which the Stock is at the time traded. If there are no reported sales of Stock on the date in question, then the closing selling price for the Stock on the next preceding day for which there do exist such quotations shall be determinative of fair market value.

          PAYMENT. Payment for the shares of Stock purchased under the Plan shall be effected by means of the Participant's authorized payroll deductions. Such deductions shall begin on the first pay day coincident with or immediately following the commencement date of the relevant purchase period and shall terminate with the pay day ending with or immediately prior to the last day of the purchase period. The amounts so deducted shall be credited to the payroll deduction account established for the Participant under the Plan, and the credited amounts shall be deposited in an interest-bearing account maintained for each Participant with a responsible bank or other financial institution. Accordingly, each Participant's payroll deduction account shall accrue interest at the same rate as the interest-bearing account, and no amounts credited to such account shall be commingled with the general assets of the Company.

          NUMBER OF PURCHASABLE SHARES. The number of shares purchasable by a Participant upon any exercise of the outstanding purchase right shall be the number of whole shares obtained by dividing (i) the amount credited to the Participant's payroll deduction account by (ii) the purchase price in effect for the purchase period in which the purchase right is exercised. However, the maximum number of shares purchasable by any Participant during any one purchase period shall not exceed 40,000 shares (subject to periodic adjustment under Section VI.B).

          Under no circumstances shall a purchase right be granted under the Plan to any Eligible Employee if such individual would, immediately after the grant, own (within the meaning of Section 424(d) of the Code), or hold outstanding options or other rights to purchase, stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any of its Corporate Affiliates.

          TERMINATION OF PURCHASE RIGHTS. A Participant may terminate his/her outstanding purchase right at any time on or before the last day of the purchase period by filing the prescribed notification form with the Plan Administrator (or its designate). The Company shall promptly refund the balance credited to the Participant's payroll deduction account, and no further amounts will be collected from the Participant with respect to the terminated purchase right. The termination shall be irrevocable with respect to the particular purchase right to which it pertains and shall require the Participant to re-enroll in the Plan (by making a timely filing of a new purchase agreement and payroll deduction authorization) if the Participant wishes to resume participation in a subsequent purchase period.

          TERMINATION OF EMPLOYMENT. If a Participant ceases to remain an Employee, his/her outstanding purchase right shall immediately terminate and the balance credited to the Participant's payroll deduction account shall be promptly refunded. However, should the Participant die or become permanently disabled while an Employee, then the Participant (or the Participant's designated Beneficiary) shall have the following election, exercisable up until the end of the purchase period in which the Participant dies or becomes permanently disabled:

            (i) withdraw all the funds in the Participant's payroll deduction account at the time of her/her cessation of Employee status, or

           (ii) have such funds held for the purchase of shares of Stock at the end of the purchase period.

          If no such election is made, then such funds shall automatically be refunded. In no event, however, shall any further payroll deductions be added to the Participant's account following his/her cessation of Employee status.

          For purposes of the Plan: the Participant shall be considered to be an EMPLOYEE for so long as such Participant remains in the employ of the Company or any other Participating Company under the Plan, and the Participant shall be deemed to be PERMANENTLY DISABLED if he/she is unable, by reason of any medically-determinable physical or mental impairment expected to result in death or to be of continuous duration of at least twelve (12) months, to engage in any substantial gainful employment.

          STOCK PURCHASE. The Stock subject to each outstanding purchase right (excluding all purchase rights previously terminated in accordance with this Article VII) shall be automatically purchased on the last business day of the purchase period. The purchase shall be effected by applying the amount credited to each Participant's payroll deduction account on the date of purchase to the purchase of whole shares of Stock (subject to the limitations on the maximum number of purchasable shares set forth in this
Article VII) at the purchase price in
effect for such purchase period. Any amount remaining in the Participant's payroll deduction account shall be refunded promptly after the purchase date.

          PRORATION OF PURCHASE RIGHTS. Should the total number of shares of Stock which are to be purchased pursuant to outstanding purchase rights on any particular date exceed the number of shares then available for issuance under the Plan, the Plan Administrator shall make a pro-rata allocation of the available shares on a uniform and nondiscriminatory basis, and any amounts credited to the payroll deduction accounts of Participants shall, to the extent not applied to the purchase of Stock, be promptly refunded to the Participants.

          RIGHTS AS SHAREHOLDER. A Participant shall have no rights as a shareholder with respect to shares covered by his/her outstanding purchase right under the Plan until the shares are actually purchased on the Participant's behalf in accordance with this Article VII. No adjustments shall be made for dividends, distributions or other rights for which the record date is prior to the date of such purchase.

          A Participant shall be entitled to receive, as soon as practicable after the close of the purchase period, a stock certificate for the number of shares purchased on the Participant's behalf for that purchase period. Such certificate may, upon the Participant's request, be issued in the names of the Participant and his/her spouse as community property or as joint tenants with right of survivorship.

          ASSIGNABILITY. No purchase right granted under the Plan shall be assignable or transferable by a Participant other than by will or by the laws of descent and distribution, and during the Participant's lifetime the purchase right shall be exercisable only by the Participant.

          CHANGE IN OWNERSHIP. Should the Company or its shareholders enter into an agreement to dispose of all or substantially all of the assets or outstanding capital stock of the Company by means of:

            (i) a sale, merger or reorganization in which the Company will not be the surviving corporation (other than a reorganization effected primarily to change the State in which the Company is incorporated), or

           (ii) a reverse merger in which the Company is the surviving corporation but in which more than 50% of the Company's outstanding voting stock is transferred to holders different from those who held the stock immediately prior to the reverse merger, then all outstanding purchase rights under the Plan shall automatically be exercised immediately prior to the consummation of such sale, merger, reorganization or reverse merger by applying the amounts credited to the payroll deduction accounts of Participants to the purchase of whole shares of Stock, subject, however, to the applicable share limitations of Article VII. The Company shall, however, use its best efforts to provide at least 10-days advance notice of the occurrence of any such sale, merger, reorganization or reverse merger, and Participants shall, following the receipt of such notice, have the right to terminate their outstanding purchase rights in accordance with the applicable provisions of this Article VII.

          INTEREST. Interest shall be paid, subject to all applicable withholding taxes, on all payroll deductions credited to the Participant's payroll deduction account under the Plan. Any sums refunded to a Participant by reason of the termination of his/her purchase right shall include the interest earned on such sums while held in the payroll deduction account.

      VIII.    ACCRUAL LIMITATIONS

               A. No Participant shall be entitled to accrue rights to acquire Stock pursuant to any purchase right outstanding under this Plan if and to the extent such accrual, when aggregated with (I) other outstanding purchase rights accrued under this Plan and (II) similar purchase rights accrued under other employee stock purchase plans (within the meaning of Section 423 of the Code) of the Company or its Corporate Affiliates, would otherwise permit such Participant to purchase more than $25,000 worth of stock of the Company or any Corporate Affiliate (determined on the basis of the fair market value of such stock on the date or dates such rights are granted to the Participant) for each calendar year such rights are at any time outstanding.

          B.   For purposes of applying the accrual limitations of this
Article VIII, the right to acquire Stock pursuant to each purchase right granted under the Plan shall accrue as follows:

              (i) The right to acquire Stock under each such purchase right shall accrue as and when the purchase right first becomes exercisable on the last business day of the purchase period for which such right is granted.

              (ii) No right to acquire Stock under any outstanding purchase right shall accrue to the extent the Participant has already accrued in the same calendar year the right to acquire $25,000 worth of Stock (determined on the basis of the fair market value on the date or dates of grant) pursuant to one or more other purchase rights granted to the Participant during such calendar year.

             (iii) If one or more purchase rights of the Participant do not, by reason of the accrual limitations of this Article VIII, accrue on the last business day of the particular purchase period for which such right is granted, then the payroll deductions which the Participant made during that purchase period with respect to such purchase right shall be promptly refunded with interest.

          C. In the event there is any conflict between the provisions of this Article VIII and one or more provisions of the Plan or any instrument issued thereunder, the provisions of this Article VIII shall be controlling.

   IX.    AMENDMENT AND TERMINATION

          A. The Board may from time to time alter, amend, suspend or discontinue the Plan. However, no such action shall adversely affect purchase rights at the time outstanding under the Plan. Notwithstanding the above, any such action by the Board to alter or amend the Plan so as to (i) materially increase the number of shares issuable under the Plan (ii) to increase the maximum number of shares which any one Participant may purchase under the Plan during a single purchase period (except to the extent necessary to reflect changes in the Company's capital structure in accordance with Section VI.B), (ii) alter the purchase price formula so as to reduce the purchase price specified in the Plan, (iv) otherwise materially increase the benefits accruing to Participants under the Plan, or (v) materially modify the requirements for eligibility to participate in the Plan shall be effective only if approved by the Company's shareholders within twelve months of the date on which such amendment is adopted.

          B. In the event that the Plan is amended in any respect requiring shareholder approval, the Plan may thereafter be implemented except that no shares shall be actually issued under the Plan as amended until such shareholder approval is obtained. If such shareholder approval is not obtained within twelve (12) months after the date the first such excess option grants or excess share issuances are made, then the Board shall make such adjustments as may be necessary to cause the Plan to be implemented in accordance with the Plan as in effect prior to such Amendments, including appropriate adjustment of the level of payroll deduction under the Plan.

          C. The Company shall have the right, exercisable in the sole discretion of the Plan Administrator, to terminate the Plan immediately following the close of any outstanding purchase period. Should the Company elect to exercise such right, then the Plan shall terminate in its entirety, and no further purchase rights shall thereafter be granted, and no further payroll deductions shall thereafter be collected, under the Plan.

    X.    GENERAL PROVISIONS

          A. The Plan shall become effective on the designated Effective Date, PROVIDED that no purchase rights granted under the Plan shall be exercised, and no shares of Stock shall be issued hereunder, until (i) the Plan shall have been approved by the shareholders and (ii) the Company shall have complied with all applicable requirements of the Securities Act of 1933 (as amended), all applicable listing requirements of the primary securities exchange or (if applicable) the NASDAQ National Market System on which the Stock is traded and all other applicable requirements established by law or regulation. In the event such shareholder approval is not obtained, or such Company compliance is not effected, within twelve (12) months after the date on which the Plan is adopted by the Board, the Plan shall terminate and have no further force or effect, and all payroll deductions collected to date from Participants during the initial purchase period hereunder shall be refunded with interest.

          B. The Plan shall in all events terminate upon the EARLIER of (i) December 31, 2001 or (ii) the date on which all shares available for issuance under the Plan shall have been sold pursuant to purchase rights exercised under the Plan.

          C. All costs and expenses incurred in the administration of the Plan shall be paid by the Company.

          D. Neither the action of the Company in establishing the Plan, nor any action taken under the Plan by the Board or the Plan Administrator, nor any provision of the Plan itself shall be construed so as to grant any person the right to remain in the employ of the Company or any of its Corporate Affiliates for any period of specific duration, and such person's employment may be terminated at any time, with or without cause.

          E. The provisions of the Plan shall be governed by the laws of the State of California.

                                  SCHEDULE A

                          COMPANIES PARTICIPATING IN
                      1992 EMPLOYEE STOCK PURCHASE PLAN

                                 -------------

                        Biomagnetic Technologies, Inc.
                        Biomagnetic Technologies GmbH